Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	651-293-2809 (Tel)
651-225-3123 (Fax)

ECOLAB RAISES DIVIDEND 9 PERCENT,

INCREASES SHARE REPURCHASE AUTHORIZATION

ST. PAUL, Minn., December 9, 2004: The Board of Directors of Ecolab Inc. today increased the company’s quarterly cash dividend by 9% to $0.0875 per common share, to be paid January 18, 2005, to shareholders of record at the close of business on December 21, 2004.  This results in a new indicated annual cash dividend of $0.35 per share, and represents Ecolab’s thirteenth consecutive annual dividend rate increase.

Ecolab has paid cash dividends on its common stock for 68 consecutive years.  Ecolab last increased its dividend in December 2003.

In other actions, Ecolab’s Board of Directors authorized the company to repurchase up to 10 million additional shares of Ecolab common stock.  Ecolab has approximately 6.8 million shares remaining under a previous repurchase authorization approved in October 2003.

Ecolab had approximately 258 million shares outstanding at October 31, 2004.

The company will conduct its purchases in the open market; in privately negotiated transactions from time to time, depending on market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  The repurchased shares will be used to fund stock incentive plans and for general corporate purposes. As part of the additional authorization, Ecolab may repurchase shares that could become available as a result of the Standard & Poor’s Index Float Adjustment (scheduled to be implemented in March and September 2005) to the extent that such repurchases present opportunities for Ecolab.

With 2003 sales of $3.8 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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